Exhibit 99.2
Right Choice, Right Here, Right Now.
First National Bank Relationship Built on Trust and Integrity
With 224 community bank offices located throughout 35 counties in Pennsylvania and eastern Ohio, First National Bank provides big bank products and services in a super community-bank way.
F.N.B. Corporation has $8.7 billion in assets and has been growing strong since 1864. Headquartered in Hermitage, PA, F.N.B. is a community-focused diversified financial institution operating banking, wealth management, insurance, leasing, and financing companies in Pennsylvania, Ohio, and Tennessee, along with loan production offices in Florida.
“We exist to help our customers achieve economic success and financial security by building enduring relationships based on trust and integrity. We are dedicated to enhancing the lives and the communities that we serve.”
Stephen J. Gurgovits, President & C.E.O. F.N.B. Corporation
FNB is Well Capitalised per Regulatory Standards STRENGTH & STABILITY FNB Fast Facts » Deposits are FDIC insured; customers can be confident their deposits are safe. » F.N.B. Corporation is a diversified financial services company that provides high quality solutions to individuals and business clients. » Consistently ranked in the top quartile of peers, F.N.B. is a publicly traded company on the NYSE (FNB). » F.N.B. has diversified lines of business to meet all consumer and business financial needs including banking, wealth management, consumer finance, insurance, merchant banking, and leasing. » With an excellent record of regulatory compliance and corporate governance, F.N.B. is federally regulated and has a proven history of enterprise risk management focused on safe and sound operations. F.N.B. remains disciplined and consistent to ensure strong asset quality and outstanding credit culture. » Experience. F.N.B. has an experienced and knowledgeable board consisting of fourteen independent Directors, seven of which are former financial services executives and three who are involved as financial service investors. F.N.B. is led by an experienced management team and over 2,500 dedicated employees.
800-555-5455 www.fnb-online.com NYSE: FNB Equal Housing Lender, Member, FDIC